Registration No. 333-____________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Bank of Granite Corporation

(Exact name of registrant, as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	56-1550545 (I.R.S. Employer Identification No.)

Post Office Box 128
23 North Main Street
Granite Falls, North Carolina 28630
(Address of principal executive offices)

BANK OF GRANITE
EMPLOYEE’S PROFIT SHARING
RETIREMENT PLAN AND TRUST
(Full title of the plan)

JOHN A. FORLINES, JR.
Chairman and Chief Executive Officer
Bank of Granite Corporation
Post Office Box 128
23 North Main Street
Granite Falls, North Carolina 28630
(Name and address of agent for service)
(828) 496-2000
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
	Amount to be	offering price per	aggregate offering	Amount of
Title of each class of securities to be registered	registered	share	price	registration fee

Common Stock, par value $1.00 per share	400,000 [1]	$17.76 [2]	$7,104,000 [2]	$653.57

[1] Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also relates to an indeterminate number of additional shares of common stock issuable with respect to the shares registered hereunder in the event of a stock split, stock dividend or other similar transaction.

[2] In accordance with Rule 457(h)(1) of Regulation C, the proposed maximum offering price for the shares is computed on the basis of the average high and low prices for common stock on January 3, 2003 as quoted on the Nasdaq National Market System.®

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
Item 6. Indemnification of Directors and Officers.
Item 8. Exhibits.
Item 9. Undertakings.
SIGNATURES
EXHIBIT INDEX
Employee's Profit Sharing Retirement Plan & Trust
Opinion of Robinson, Bradshaw & Hinson, P.A.
Consent of Deloitte & Touche LLP

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed with the Securities and Exchange Commission by Bank of Granite Corporation (the “Company”) are incorporated by reference into this registration statement:

(a)	the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2001;

(b)	the Company’s quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2002, June 30, 2002 and September 30, 2002;

(c)	the Company’s current reports on Form 8-K filed on January 14, 2002, April 9, 2002, July 9, 2002, July 11, 2002, October 15, 2002 and December 18, 2002;

(d)	all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 2001; and

(e)	the description of the Company’s common stock, par value $1.00 per share, as set forth in the registrant’s registration statements filed pursuant to Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the registrant or the Bank of Granite Employee’s Profit Sharing Retirement Plan and Trust (the “Plan”) pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereunder have been sold or that deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document (which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 6. Indemnification of Directors and Officers.

     Section 145(a) of the General Corporation Law of the State of Delaware provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe the person’s conduct was unlawful.

     Section 145(b) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application, that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     Section 145 further provides that to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections 145(a) and (b) thereof or in the defense of any claim, issue, or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation, or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person or incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

     In addition, Section 145(e) provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the corporation as authorized by Section 145. Moreover, Section 145(j) provides that the indemnification provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     Section 102(b)(7) of the Delaware General Corporation Law provides that a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders may eliminate or limit personal liability of its directors for monetary damages for breach of a director’s fiduciary duty. However, no such provision may eliminate or limit the liability of a director for breaching the director’s duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock purchase or redemption that was illegal, or obtaining an improper personal benefit. No such provision may limit the liability of a director for any act or omission occurring prior to the date when such provision became effective.

     The Company’s Restated Certificate of Incorporation, as amended (the “Charter”), provides that to the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this provision by the Company’s stockholders will have only prospective effect and will not adversely affect any limitation on the personal liability of a director of the Company existing at the time of such repeal or modification. The Charter also provides for advancement of expenses to directors to defend lawsuits brought against them as directors of the Company, with no obligations for any director to repay such expenses to the Company unless it is ultimately determined by the Company that the director is not entitled to indemnification by the Company.

     The Company’s Bylaws provide that any person and his or her heirs, executors, or administrators, may be indemnified or reimbursed by the Company for reasonable expenses actually incurred in connection with any threatened, pending or completed action, suit or proceeding, civil, administrative, investigative or criminal, to which any of them has been made a party by reason of a person being or having been a director, officer, or employee of the Company or of any firm, corporation, or organization which that person served in any such capacity at the request of the Company; provided, that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful and, provided further, that no such person shall be so indemnified or reimbursed in relation to any matter in such action, suit, or proceeding that has been made the subject of a compromise settlement except with the approval of a court of competent jurisdiction, or the holders of record of a majority of the outstanding shares of the Company, or the Board of Directors, acting by vote of directors not parties to the same or substantially the same action, suit, or proceeding, constituting a majority of the whole number of directors. The Bylaws also state that the foregoing right of indemnification or reimbursement is not exclusive of other rights to which the indemnified party and his or her heirs, executors, or administrators may be entitled as a matter of law.

     In addition, the Bylaws provide that the Company may, upon the affirmative vote of a majority of its Board of Directors, purchase insurance for the purpose of indemnifying its directors, officers, and other employees to the extent that such indemnification is allowed pursuant to the Bylaws. Such insurance may, but need not, be for the benefit of all directors, officers, or employees.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Bank of Granite Employee’s Profit Sharing Retirement Plan and Trust
4.2	Restated Certificate of Incorporation of the Company, as amended (incorporated by reference to Exhibit 3(a) to the Quarterly Report on Form 10-Q of the Company for the fiscal quarter ended March 31, 2001) [Securities and Exchange Commission File No. 0-15956]
4.3	Bylaws of the Company (incorporated by reference to Exhibit D of Pre-Effective Amendment No. 1 to Registration Statement on Form S-4 (Registration Statement No. 33-11876) of the Company filed on February 23, 1987)
5.1	Opinion of Robinson, Bradshaw & Hinson, P.A.
23.1	Consent of Robinson, Bradshaw & Hinson, P.A. (contained in Exhibit 5.1)
23.2	Consent of Deloitte & Touche LLP

Item 9. Undertakings.

     The Company hereby undertakes as follows:

     (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment to this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     (4)  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of the Plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Granite Falls, State of North Carolina, on this 18th day of December, 2002.

BANK OF GRANITE CORPORATION

By:	/s/ John A. Forlines, Jr.

John A. Forlines, Jr. Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, the Plan Committee has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Granite Falls, State of North Carolina, on this 18th day of December, 2002.

BANK OF GRANITE EMPLOYEE’S PROFIT SHARING RETIREMENT PLAN AND TRUST

By:	The Plan Committee

	By:	/s/ John A. Forlines, Jr.

John A. Forlines, Jr. Plan Committee Member

	By:	/s/ Kirby A. Tyndall

Kirby A. Tyndall Plan Committee Member

	By:	/s/ Charles M. Snipes

Charles A. Snipes Plan Committee Member

	By:	/s/ Kim T. Hutchens

Kim T. Hutchens Plan Committee Member

	By:	/s/ Melodie R. Mathes

Melodie R. Mathes Plan Committee Member

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John A. Forlines, Jr. John A. Forlines, Jr.	Chairman, Chief Executive Officer and Director	December 18 , 2002

/s/ Charles M. Snipes Charles M. Snipes	President and Director	December 18 , 2002

/s/ Kirby A. Tyndall Kirby A. Tyndall	Chief Financial Officer (Principal Financial and Accounting Officer)	December 18 , 2002

/s/ John N. Bray John N. Bray	Director	December 18 , 2002

/s/ Paul M. Fleetwood, III Paul M. Fleetwood, III	Director	December 18 , 2002

/s/ Barbara F. Freiman Barbara F. Freiman	Director	December 18 , 2002

/s/ Hugh R. Gaither Hugh R. Gaither	Director	December 18 , 2002

/s/ Boyd C. Wilson, Jr. Boyd C. Wilson	Director	December 18 , 2002

EXHIBIT INDEX

Exhibit Number	Description

4.1	Bank of Granite Employee’s Profit Sharing Retirement Plan and Trust
4.2	Restated Certificate of Incorporation of the Company, as amended (incorporated by reference to Exhibit 3(i) to the Quarterly Report on Form 10-Q of the Company for the fiscal quarter ended March 31, 2001) [Securities and Exchange Commission File No. 0-15956]
4.3	Bylaws of the Company (incorporated by reference to Exhibit D of Pre-Effective Amendment No. 1 to Registration Statement on Form S-4 (Registration Statement No. 33-11876) of the Company filed on February 23, 1987.)
5.1	Opinion of Robinson, Bradshaw & Hinson, P.A.
23.1	Consent of Robinson, Bradshaw & Hinson, P.A. (contained in Exhibit 5.1)
23.2	Consent of Deloitte & Touche LLP